Exhibit 99.1

GlobeTrac,Inc.
433 Plaza Real
Suite 275
Boca Raton, Florida
33432

Mitchell R. Miller appointed as President, CEO and Director of GlobeTrac, Inc.

Boca Raton, Florida – GlobeTrac, Inc. (GBTR) (‘The Company”) announced today that Mitchell R. Miller has been named President, Chief Executive Officer and Director and assumed these posts on May 14, 2012.

Mr. Miller is principal, founder and immediate past CEO of H2 Energy Solutions, Inc., a master distributor for Altergy Systems, Inc., a mass producer of hydrogen fuel cells which is an alternative source for electrical energy.  His expertise is in the development of distribution markets both domestically and internationally including; India, Latin America, The Middle East and Russia.

Mr. Miller’s marketing and management experience include commercial banking, international business development, marketing, logistics, and franchising.

In March 2012, GlobeTrac entered into a license agreement with option to purchase (the “License Agreement”) with Teak Shield Corp. and its owners Robert and Marion Diefendorf (collectively, the “Licensor”). Pursuant to the terms and conditions of the License Agreement, GlobeTrac has acquired a license to market and sell certain licensed products. In addition, pursuant to the terms and conditions of the License Agreement, GlobeTrac has the option to purchase 100% of the Licensor’s ownership and interest in its proprietary rights and assets including all licensed products, manufacturing, patents, intellectual property, technology, contracts, trademarks, and goodwill. (See Exhibit 10.10 – License Agreement filed with GlobeTrac’s Form 8-K on March 16, 2012, for more details on the License Agreement and the option to purchase the technology.)

The Licensor is a manufacturer and distributor of commercial and industrial protective coating products. These coating products have specific application in the industries of space technology, oil exploration and production, commercial ship maintenance, amusement parks, construction and building preservation.

John da Costa, Director and CFO commented that “Mitch, with his expertise in the development of distribution markets, is the right person to lead our Company as we proceed to meet our ever increasing market demands for technologically advanced coating products worldwide.”

On Behalf of the Board of Directors

“John da Costa”

John da Costa
Director and CFO

Email: info@globetrac.com
1-800-648-4287

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," “intends”, "estimates," "projects," "anticipates," "believes," "could," and other similar words.  All statements addressing product performance, events, or developments that GlobeTrac expects or anticipates will occur in the future are forward-looking statements.  Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  Should one or more of these risks or uncertainties materialize, or should any of GlobeTrac’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated.  In addition, undue reliance should not be placed on GlobeTrac’s forward-looking statements. Except as required by law, GlobeTrac disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.   No stock exchange has reviewed nor accepts responsibility for the adequacy or accuracy of this release.

SOURCE GlobeTrac, Inc.